Exhibit 6.13

FIRST AMENDMENT

TO THE

FULLPAC, INC. 2025 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE FULLPAC, INC. 2025 LONG-TERM INCENTIVE PLAN (this “Amendment”), effective as of September 26, 2025, is made and entered into by FullPAC, Inc., a Nevada corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the FullPAC, Inc. Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time;

WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 5.1 of the Plan by an additional 1,000,000 shares of Common Stock; and

WHEREAS, the Board intends to submit this Amendment to the Company’s stockholders for their approval.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 6,000,000 shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

2. This Amendment shall be effective on the date first set forth above. In the event stockholder approval of this Amendment is not obtained within twelve (12) months of the date the Board approved this Amendment, the additional shares added to the Plan pursuant to this Amendment shall not be available for grant as Incentive Stock Options.

3. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

FULLPAC, INC.

By:	/s/ Ryan Deal
Name:	Ryan Deal
Title:	General Counsel and Secretary